Rule 22c-2 Shareholder Information Agreement
                         Related to Advisor/Retail Funds

SHAREHOLDER INFORMATION AGREEMENT entered into as of March 9, 2007 by and between the Fidelity Distributors Corporation ("Underwriter") and Security Benefit Life Insurance Company on its own behalf and on behalf of its separate accounts (the "Company") with an effective date of October 16, 2007.

     WHEREAS, the Company and the Underwriter have entered into one or more participation agreements regarding the purchase and redemption of shares of registered investment companies and their separately designated series (the "Fund") by the Company on behalf of its separate accounts for the benefit of the holders of interests in variable annuity or variable life insurance contracts issued by the Company; and

     WHERAS, the Company, and Underwriter desire to enter into a shareholder information agreement to comply with the provisions of SEC Rule 22c-2 under the Investment Company Act of 1940 and for other purposes;

     NOW, THEREFORE, in consideration of their mutual promises, the Company and the Underwriter agree as follows:

1. AGREEMENT TO COMPLY WITH POLICIES. Company represents and warrants that it will comply with its policies and procedures designed to prevent excessive trading as approved by the Fund, or will comply with the Fund's policies and procedures regarding excessive trading as set forth in the Fund's prospectus.

2. AGREEMENT TO PROVIDE INFORMATION. The Company agrees to provide the Fund or its designee, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN")*, or other government-issued identifier ("GII") and the Contract Owner number or participant account number associated with the Contract Owner, if known, of any or all Contract Owner(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Company during the period covered by the request. Unless otherwise specifically requested by the Fund or its designee, the Company shall only be required to provide information relating to Contract Owner-Initiated Transfer Purchases or Contract Owner-Initiated Transfer Redemptions. Upon further request by the Fund or its designee, the Company agrees to provide the name or other identifier of any investment professionals (if known) associated with any Contract Owner(s) account which has been identified by the Fund as having violated policies established by the Fund

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* According to the IRS' website, the ITIN refers to the Individual Taxpayer
Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

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for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

2.1 PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

2.2 FORM AND TIMING OF RESPONSE. (a) The Company agrees to transmit the requested information that is on its books and records to the Portfolio or its designee promptly, but in any event not later than 10 business days, after receipt of a request. If requested by the Fund or its designee, the Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 2 is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in
Section 1 for those Contract Owners who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. The Company additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Company; and

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format or another mutually acceptable format.

2.3 LIMITATIONS ON USE OF INFORMATION. The Underwriter agrees not to use the information received pursuant to this Agreement for marketing or any other similar purpose without the prior written consent of the Company.

3. AGREEMENT TO RESTRICT TRADING. The Company agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Contract Owner that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Company's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund or its designee, any such restrictions or prohibitions shall only apply to Contract Owner-Initiated Transfer Purchases or Contract Owner-Initiated Transfer Redemptions that are effected directly or indirectly through the Company.

3.1 FORM OF INSTRUCTIONS. Instructions must include the TIN, ITIN, or GII and the specific individual Contract Owner number or participant account number associated with the Contract Owner, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or

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the specific individual Contract Owner number or participant account number associated with the Contract Owner is not known, the instructions must include an equivalent identifying number of the Contract Owner(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Company, Underwriter agrees to provide to the Company, along with any written instructions to prohibit further purchases or exchanges of Shares by Contract Owner, information regarding those trades of the contract holder that violated the Fund's policies.

3.2 TIMING OF RESPONSE. The Company agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Company.

3.3 CONFIRMATION BY COMPANY. The Company must provide written confirmation to the Underwriter that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

4. CONSTRUCTION OF THE AGREEMENT; FUND PARTICIPATION AGREEMENTS. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

5. TERMINATION. This Agreement will terminate upon the termination of the Fund Participation Agreements or upon mutual consent of the parties.

6. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:


The term "Fund" includes the Fund's principal underwriter, transfer agent or other designated affiliates. The term does not include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.(1)

The term "Shares" means the interests of Contract Owners corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Company.

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(1) As defined in SEC Rule 22c-2(b), term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

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The term "Contract Owner" means the holder of interests in a variable annuity or variable life insurance contract issued by the Company ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term "Contract Owner-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Contract Owner that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) pursuant to allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

The term "Contract Owner-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Contract Owner that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs;
(ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

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The term "written" includes electronic writings and facsimile transmissions.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

               SECURITY BENEFIT LIFE INSURANCE COMPANY

               By:         Thomas A. Swank

               Name:       Thomas A. Swank

               Its:        Chief Operating Officer




               FIDELITY DISTRIBUTORS CORPORATION

               By:         Bill Loehning

               Name:       Bill Loehning

               Title:      Executive Vice President

               Date:       3/16/07


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